Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

August 28, 2014

USA Exchange Traded Notes (ETNs) English BARCLAYS BARX |,INVESTOR SOLUTIONS Products Latest News Apps About Us Product Listing Barclays Women in Leadership ETN Quick links Product Search Enter CUSIP/Ticker/Underlyer Product Summary Barclays Women in Leadership ETN 8 of 8 products Details Product Data Closing Indicative Note Value2 USD 50.80 Notes Outstanding 507,400 Market Capitalization3 USD 25,775,920 as of: 27 August 2014 ETN Ticker WIL Asset Class Equities Denomination per ETN $50.00 CUSIP 06742W430 ISIN US06742W4309 Fee Rate 0.45%1 Inception Date July 09 2014 Maturity Date July 15 2024 Primary Exchange NYSE Arca Index Barclays Women in Leadership Total Return USD Index Bloomberg Index Ticker BXIIWILT < Index> Documentation prospectus Factsheet Description The Barclays Women in Leadership Exchange Traded Notes (the “ETNs”) are linked to the performance of the Barclays Women in Leadership Total Return USD Index (the “Index”). The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due, The ETN performance is linked to the performance of the Index less an investor fee. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the principal amount of your ETNs at maturity or upon early redemption. An investment in the ETNs involves significant risks and may not be suitable for all investors. For more information on risks associated with the ETNs, please see “Selected Risk Considerations’’’ below and the risk factors included in the relevant prospectus. The Index is designed to provide exposure to U.S.-based companies that satisfy one or both of the gender diversity criteria of having a female chief executive officer or having at least 25% female members on the board of directors. The universe of stocks from which the Index selects eligible stocks for inclusion consists of stocks of all U.S.-based issuers listed on New York Stock Exchange or The NASDAQ Stock Market. The stocks included in the Index also have to satisfy certain market capitalization, liquidity and other selection criteria and concentration limits. In some circumstances, the Index may also track, in part, the performance of a cash index. The Index may be subject to concentration risks as it may be concentrated in a few industry sectors and subject to greater volatility than a more broadly diversified stock index. Owning the ETNs is not the same as owning interests in the Index Constituents or a security directly linked to the performance of the Index. The index was launched on July 7, 2014 and very limited historical performance data for the Index exists. The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index. The Index is maintained and calculated by Barclays Risk Analytics and Index Solutions Limited (the “index sponsor”), a wholly owned subsidiary of Barclays Bank PLC. 1 The investor fee for each ETN on any calendar day will be (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of 0.45% per year, 2 The Closing Indicative Value for each ETN on the Inception Date was $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. An “index business day” is a day on which the New York Stock Exchange and The NASDAQ Stock Market are both open for trading. The daily index factor and the investor fee are calculated according to the formulas described in the prospectus relating to the ETNs. The “Closing Indicative Value” is historical, does not guarantee future performance, and is shown for illustrative purposes only. The issuer or an affiliate will provide the official redemption value to the redeeming holder in advance of any redemption. 3 Market Capitalization = Closing Indicative Value x Notes Outstanding. Selected Risk Considerations An investment in the Barclays ETNs described herein (the “ETNs”) involves risks, Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the daily investor fee, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to a daily investor fee, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC has the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. The Value of the ETNs Will Depend Upon the Success of the Index: There can be no assurance that the gender diversity-based selection strategy of the index will be successful or that the index will able to outperform any stock index whose selection of constituent stocks is not based on the gender diversity criteria of the index. The Index May Be Subject to Concentration Risks: The index may be more concentrated in a few industry sectors than more broad- based indices, which may subject the performance of the index to greater volatility and cause the index to be more adversely affected by negative economic, political or regulatory occurrences affecting those industry sectors than a more broadly diversified stock index. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices and forward volatility levels of the index constituents and the stock markets on which the index constituents are listed or traded and prevailing market prices of options on the index, any of the index constituents or any other financial instruments related to the index or any of the index Constituents; supply and demand for the ETNs and economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the- counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You will not receive any periodic interest payments on your ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 25,000 ETNs or fewer than 25,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. .You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. The Barclays Women in Leadership Total Return USD Index”” is a trademark of Barclays Bank PLC. ©2014 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered © Barclays Bank PLC 2014 trademarks are the property, and used with the permission, of their respective owners. Contact Us About Us Disclaimer Privacy & Cookies Accessibility